Exhibit 16


                           THE JPM INSTITUTIONAL FUNDS
               SCHEDULE FOR COMPUTATION OF PERFORMANCE QUOTATIONS


                               MONEY MARKET FUNDS

                                   7-Day Yield

      Quotations of "yield" will be based on the net investment income per share generated over a seven-day period. The income is then "annualized".

            BASE PERIOD RETURN = Net Change in Account Value
                                 ---------------------------
                                   Beginning Account Value

            CURRENT YIELD = Base Period Return x (365/7)


                              7-Day Effective Yield

      The "effective yield" is calculated similarly, but when annualized, the income earned by the investment during that seven-day period is assumed to be reinvested. The effective yield will be slightly higher than the yield because of the compounding effect of this assumed reinvestment.

      EFFECTIVE YIELD = [(Base Period Return + 1)365/7 [superscript]] - 1


                          TAX EXEMPT MONEY MARKET FUND

                           7-Day Tax Equivalent Yield

      The tax equivalent yield is computed by first calculating the current yield. The portion of the current yield attributable to securities the income of which was exempt for federal income tax purposes is then determined; this portion of the yield is divided by one minus the stated assumed federal income tax rate and then added to the portion of the yield that is not attributable to securities the income of which was not tax exempt.

            TAX EQUIVALENT YIELD = Current Yield
                                   -------------
                                   1 - Tax Rate


                                   BOND FUNDS

                                  30-Day Yield

      Quotations of yield will be based on a Fund's investment income per share earned during a particular 30-day period, less expenses accrued during the period ("net investment income") and will be computed by dividing net investment income by the maximum offering price per share on the last day of the period, according to the following formula:

            30-DAY YIELD = 2[(a-b + 1)6 [superscript] - 1]
                              ---
                              cd

(where a = dividends and interest earned during the period, b = expenses accrued for the period (net of any reimbursements), c = the average daily number of shares outstanding during the period that were entitled to receive dividends and d = the maximum offering price per share on the last day of the period).


                              TAX EXEMPT BOND FUNDS

                           30-Day Tax Equivalent Yield

                   30-DAY TAX EQUIVALENT YIELD = 30-Day Yield
                                                 ------------
                                                  1-Tax Rate


                                    ALL FUNDS

                               Annual Total Return

      Quotations of a Fund's average annual total return will be expressed in terms of the average annual compounded rate of return of a hypothetical investment in such Fund over periods of 1, 5 and 10 years (up to the life of the Fund), calculated pursuant to the following formula:

            P (1 + T)n [superscript] = ERV

(where P = a hypothetical initial payment of $1,000, T = the average annual total return, n = the number of years and ERV = the ending redeemable value of a hypothetical $1,000 payment made at the beginning of the period). All total return figures will reflect the deduction of Fund expenses (net of certain expenses reimbursed) on an annual basis and will assume that all dividends and distributions are reinvested when paid.


                             Aggregate Total Return

      A Fund's aggregate total return, reflecting the cumulative percentage change over a measuring period, is calculated according to the following formula:

            P (1 + T) = ERV

(where P = a hypothetical initial payment of $1,000 and T = total return).